EXHIBIT 4(a)
                              As amended by Amendment No. 1 dated April 28, 1999
                                     and Amendment No. 2 dated December 15, 1999


                               THE EASTERN COMPANY
                        1997 DIRECTORS STOCK OPTION PLAN


         1. Purpose. The purpose of this Plan is to promote the interests of The Eastern Company and its shareholders by providing a method whereby non-employee directors of the Company may become owners of the Company's common stock by the exercise of Non-qualified Stock Options, thereby encouraging qualified individuals to become members of the Board of Directors of the Company.


         2. Definitions. As used herein, the following terms shall have the following meanings:

         (a) Award shall mean the grant of a Non-qualified Stock Option as authorized by Section 4.

         (b) Award Agreement shall mean an agreement described in Section 7 of the Plan which is entered into between the Company and a Non-employee Director and which sets forth the terms, conditions and limitations applicable to an Award granted hereunder.

         (c) Board shall mean the board of directors of The Eastern Company.

         (d) Code shall mean the Internal Revenue Code of 1986, as amended.

         (e) Committee shall mean the Incentive Compensation Committee of the Board or any successor committee with substantially the same responsibilities.

         (f) Company shall mean The Eastern Company and each "parent or subsidiary corporation" of The Eastern Company (as those terms are defined in Section 424 of the Code).

         (g) Eastern Common Stock shall mean the common stock, no par value, of The Eastern Company.

         (h) Non-employee Director shall mean a director of The Eastern Company who is not an employee of the Company, and an emeritus director of The Eastern Company who is not an employee of the Company. (as amended by Amendment No. 1 dated April 28, 1999)

         (i) Non-qualified Stock Option shall mean the right to purchase a specified number of shares of Eastern Common Stock at a specified price during a

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specified period of time which is granted pursuant to the terms of the Plan and which does not comply with all of the requirements for incentive stock options set forth in Section 422 of the Code.

         3. Administration. In order to administer the issuance of Awards to Non-employee Directors pursuant to the Plan, there shall be a Committee which is appointed by the Board and which consists of not less than three non-employee directors of the Company (as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission, as it may be amended from time to time). Subject to the express provisions of the Plan, the Committee shall select the Non-employee Directors to be granted Awards, shall determine the time or times when each Award will be granted, shall determine the number of shares subject to each Award, shall determine the exercise price of the Non-qualified Stock Options, shall determine the time or times within which the Non-qualified Stock Options may be exercised, and shall determine the form and content of the Award Agreements (including, but not limited to, such terms, conditions and limitations as the Committee may deem to be necessary or desirable).

         The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be issued or adopted by the Board, to interpret the provisions of the Plan and administer the issuance of Awards to Non-employee Directors under the Plan. All decisions of the Committee hereunder shall be either by the affirmative vote of a majority of the members of the Committee at a meeting called for such purpose or by a writing signed by all of the members of the Committee. Subject to any applicable provisions of the Company's bylaws, all such decisions shall be final and binding on all persons including the Company, its shareholders, employees and optionees.


         4. Eligibility. Non-employee Directors shall be eligible to participate in the Plan and receive Awards of Non-qualified Stock Options, as selected by the Committee in its sole discretion. More than one Award may be granted to the same Non-employee Director.


         5. Shares Subject to the Plan. The shares subject to the Awards granted under this Plan shall be authorized but unissued shares, or treasury shares, of Eastern Common Stock. The total amount of Eastern Common Stock which may be issued under Awards granted under this Plan shall not exceed in the aggregate 325,000 shares. Moreover, in no event may Non-qualified Stock Options authorize the issuance of more than five percent (5%) of the outstanding shares of Eastern Common Stock in any one year. (as amended by Amendment No. 2 dated December 15,
1999)

         If an Award lapses, expires, terminates, ceases to be exercisable or is forfeited in whole or in part, or if any stock acquired pursuant to any Award is reacquired by the Company without the payment of consideration, the shares subject to but not issued under such Award or so reacquired shall be available for the grant of other Awards.

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         6. Awards.

         (a) The purchase price of the shares subject to each Non-qualified Stock Option granted to a Non-employee Director shall be established by the Committee at the time of the grant of the Non-qualified Stock Option.

         (b) The term of a Non-qualified Stock Option granted to a Non-employee Director shall expire ten years and one month from the date it is granted.

         (c) Each Non-qualified Stock Option granted to a Non-employee Director under this Plan may be exercised only during the continuation of the optionee's service as a Non-employee Director, except as provided in Section 6(d) hereof. A Non-qualified Stock Option granted to a Non-employee Director may be exercised in whole at any time, or in part from time to time, during its term.

         (d) Any Non-qualified Stock Option granted to a Non-employee Director, the period of which has not theretofore expired, shall terminate at the time of the death of the optionee, or at the time of the termination of his service as a member of the Board, and no shares may thereafter be issued pursuant to such Non-qualified Stock Option; provided, however, that, subject to the condition that no Non-qualified Stock Option granted to a Non-employee Director may be exercised in whole or in part after ten years and one month from the date it is granted:

                  (i) upon such a termination of service as a director (other than by death), the optionee may, within three months after the date of such termination, exercise such Non-qualified Stock Option in whole or in part; provided, however, that: (A) if such termination is due to disability, such three month period shall be extended to one year; and (ii) if an optionee terminates service as a director at or after attaining age sixty-five (65), such three month period shall be extended to one year; and

                  (ii) upon the death of any optionee either prior to such a termination of service as a director, or within the three month or one year period referred to in (i) above, such optionee's estate or the person or persons to whom such optionee's rights under the Non-qualified Stock Option are transferred by will or the laws of descent and distribution may, within one year after the date of such optionee's death, exercise such Non-qualified Stock Option in whole or in part.

         (e) The purchase price of each share shall, at the time of exercise of any Non-qualified Stock Option, be paid in full in cash, or with previously acquired shares of Eastern Common Stock having an aggregate fair market value at such time equal to the purchase price, or in cash and such shares.

         (f) Upon the exercise of a Non-qualified Stock Option, a certificate or certificates representing the shares of Eastern Common Stock so purchased shall be delivered to the person entitled thereto.
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         (g) An optionee shall have no rights as a shareholder with respect to shares subject to his Non-qualified Stock Option until such shares are issued to him and are fully paid, and no adjustment will be made for dividends or other rights for which the record date is prior thereto.

         (h) Each Non-qualified Stock Option granted to a Non-employee Director under this Plan shall by its terms be non-transferable by the optionee other than by will or the laws of descent and distribution and, during the lifetime of the optionee, be exercisable only by him.


         7. Award Agreements. Each Award granted under this Plan shall be evidenced by an Award Agreement setting forth the number of shares of Eastern Common Stock subject to the Award, and such other terms and conditions applicable to the Award as are required by or are consistent with the terms of the Plan. By acceptance of an Award, each Non-employee Director thereby agrees to such terms and conditions and to the terms of this Plan pertaining thereto.


         8. Term of Plan. This Plan shall terminate ten years after the date of its adoption by the Board, or upon any earlier termination date established by action of the Board, and no Awards shall be granted thereafter. Such termination shall not affect the validity of any Awards then outstanding.


         9. Exercise of Awards.

         (a) The exercise of any Award shall be by written notice to the Committee which shall contain the following statement:

         "By virtue of my position with The Eastern Company, I have access to the kind of financial and other information about The Eastern Company as would be contained in a registration statement filed under the Securities Act of 1933."

         (b) In the absence of an effective registration statement under the Securities Act of 1933, as amended, (the "Act") at the time of the grant of an Award, each Non-employee Director, by accepting the Award, represents and agrees for himself, his estate and his transferees by will or under the laws of descent and distribution that all shares of stock acquired pursuant thereto shall be acquired for investment and not with a view to further distribution or for purposes of resale. Exercise of any Award shall be by written notice which, in the absence of an effective registration statement under the Act, shall contain a statement in substantially the following form:

         "I am acquiring these shares for my own account for investment and not with a view toward distribution in a manner which would require registration under the Securities Act of 1933, and I do not presently have any reason to anticipate any change in my circumstances or other particular occasion or fact which would cause me to sell the shares being acquired. I agree that the certificates representing these shares, in the absence of such an effective registration statement, may be marked with a legend reading as follows:


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                  'The shares represented by this certificate have not been
         registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for the shares under the Securities Act of 1933 or an opinion of counsel to The Eastern Company that registration is not required under said Act.'"

         To the extent required by the securities laws, all shares acquired pursuant to any Award shall be marked with the foregoing legend.


         10. Adjustment of Shares Subject to Award and Exercise Price.

         (a) Subject to any required action by the Company's shareholders, the number of shares of Eastern Common Stock subject to each outstanding Award, and the exercise price per share thereof in each such Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Eastern Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on such common stock) or any other increase or decrease in the number of such shares effected without receipt of full consideration by the Company.

         (b) Subject to any required action by the Company's shareholders, the aggregate number of shares of Eastern Common Stock subject to this Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of Eastern Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on such common stock) or any other increase or decrease in the number of such shares effected without receipt of full consideration by the Company.

         (c) Subject to any required action by the Company's shareholders, if the Company shall be the surviving corporation in any reorganization or consolidation, each outstanding Award shall pertain to and apply to the securities to which a holder of the number of shares of Eastern Common Stock subject to the Award would have been entitled as a result of such reorganization or consolidation.

         (d) In the event of a change in Eastern Common Stock, as presently constituted, which is limited to a change of all of its authorized shares into the same number of shares with par value or with a different par value or without par value, the shares resulting from any such change shall be deemed to be the common stock subject to the Plan.

         (e) To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board whose determination in that respect, including any determination of the value of consideration received for shares, shall be final, binding and conclusive.

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         11. Amendments and Discontinuance. The Board may amend, suspend or discontinue the Plan at any time and in any manner.


         12. Continuance of Service as a Non-employee Director. Neither the Plan nor the granting of any Award hereunder shall impose any obligation to retain any Non-employee Director as a member of the Board.


         13. Tax Withholding. The Company shall have the power to withhold, or require an optionee to remit to the Company, an amount sufficient to satisfy Federal, state and local withholding tax requirements on any Award granted under the Plan. To the extent permissible under applicable tax, securities and other laws, the Company may, in its sole discretion, permit the Non-employee Director to satisfy a tax withholding requirement by directing the Company to apply shares of Eastern Common Stock to which he is entitled as a result of the exercise of a Non-qualified Stock Option.


         14. Limits of Liability.

         (a) Any liability of the Company to any Non-employee Director with respect to an Award shall be based solely upon the contractual obligations created by the Plan and the Award Agreement.

         (b) Neither the Company, nor any member of the Board or the Committee, nor any other person participating in the determination of any question under the Plan or the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken, in good faith, under the Plan.


         15. Governing Law. The Plan, and all Award Agreements hereunder, shall be construed in accordance with the laws of the State of Connecticut.


         16. Effective Date. The Plan shall be effective as of September 17, 1997, the date of its approval by the Incentive Compensation Committee of the Board.